Exhibit 99.2

Rosetta Stone Announces Pricing of Secondary Common Stock Offering

ABS Capital Partners and Norwest Equity Partners Offering 3,490,000 Shares

ARLINGTON, VA — June 6, 2013 — Rosetta Stone Inc. (NYSE:RST), a leading provider of technology-based language-learning solutions (“Rosetta Stone”), today announced the pricing of its previously announced public offering of shares of common stock.  An aggregate of 3,500,000 shares are being offered at a price to the public of $16.00 per share.  Of the 3,500,000 shares of common stock being offered, the selling stockholders, ABS Capital Partners IV Trust and Norwest Equity Partners VIII, LP, are offering 3,490,000 shares of common stock and Rosetta Stone is offering 10,000 shares. The selling stockholders also granted the underwriters a 30-day option to purchase up to 525,000 additional shares of common stock.  The shares will be sold pursuant to an effective shelf registration statement on Form S-3 that was previously filed with the Securities and Exchange Commission.  The offering is expected to close on June 11, 2013, subject to customary closing conditions.

Rosetta Stone intends to use the net proceeds from the offering of its 10,000 shares to pay for the fees and expenses of the company incurred in connection with the offering.  Rosetta Stone will not receive any proceeds from the sale of the shares of common stock offered by the selling stockholders.

Robert W. Baird & Co. Incorporated and William Blair & Company, L.L.C. are joint book-running managers for the offering.

The offering may be made only by means of a prospectus supplement and the accompanying prospectus, copies of which may be obtained by sending a request to:  Robert W. Baird & Co. Incorporated, 777 East Wisconsin Avenue, 28th Floor, Milwaukee, Wisconsin 53202-5391, or by calling toll-free 1-800-792-2473; or to William Blair & Company, L.L.C., Attention: Prospectus Department, 222 West Adams Street, Chicago, Illinois 60606, or by calling toll-free 1-800-621-0687. Electronic copies of the prospectus and the prospectus supplement are available on the Securities and Exchange Commission’s website at www.sec.gov.

This news release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sales of the securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Rosetta Stone

Rosetta Stone Inc. provides cutting-edge interactive technology that is changing the way the world learns languages. The company’s proprietary learning techniques—acclaimed for their power to unlock the natural language-learning ability in everyone—are used by schools, businesses, government organizations and millions of individuals around the world. Rosetta Stone offers courses in 30 languages, from the most commonly spoken (like English, Spanish and Mandarin) to the less prominent (including Swahili, Swedish and Tagalog). The company was founded in 1992 on the core beliefs that learning to speak a language should be a natural and instinctive process, and that interactive technology can activate the language immersion method powerfully for learners of any age. Rosetta Stone is based in Arlington, VA, and has offices in Harrisonburg, VA, Boulder, CO, Austin, TX, San Francisco, CA, Seattle, WA, Tokyo, Seoul, London, Dubai and Sao Paulo.

“Rosetta Stone” is a registered trademark or trademark of Rosetta Stone Ltd. in the United States and other countries.

Investor Contact: Steve Somers, CFA ssomers@rosettastone.com 703-387-5876	Media Contact: Jonathan Mudd jmudd@rosettastone.com 571-357-7148

Source: Rosetta Stone Inc.